Exhibit B-4(c)



                AMENDMENT NO. 2 TO LOAN AGREEMENT

          THIS AMENDMENT NO. 2, made and entered into as of March 30, 2001, to the Loan Agreement, dated as of March 21, 1994 ("Loan Agreement"), between System Fuels, Inc. (hereinafter referred to as "SFI"), a corporation organized under the laws of Louisiana and having its principal place of business at 350 Pine Street, Beaumont, Texas, and Entergy Corporation (hereinafter referred to as "Entergy"), a corporation organized under the laws of Delaware and having its principal place of business at 639 Loyola Avenue, New Orleans, Louisiana.

          WHEREAS, SFI and Entergy have heretofore entered into the Loan Agreement, and SFI and Entergy desire, upon the terms and subject to the conditions herein set forth, to amend the Loan Agreement in the manner and to the extent hereinafter provided; and

          WHEREAS, on November 27, 1996 and March 30, 2001, the Securities and Exchange Commission (hereinafter referred to as the "Commission") entered orders (Holding Company Act Release Nos. 35-26617 and 35-27369, respectively, in File No. 70-8899)
under the Public Utility Holding Company Act of 1935 authorizing the borrowings by SFI from Entergy as contemplated herein.

          NOW THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties hereto agree as follows:

I.   Amendments to Loan Agreement.

     (a)   The  Loan  Agreement is hereby  amended  by  restating
Paragraph 1 thereof to read as follows:

          "From and after March 30, 2001 (the "Second Amendment Effective Date"), SFI shall have the right to borrow and reborrow from Entergy and Entergy agrees to lend to SFI, from time to time, through November 30, 2001, an aggregate principal amount not to exceed Two Hundred Million Dollars ($200,000,000) at any one time outstanding; provided, however, that if SFI shall thereafter enter into a loan agreement or loan agreements with one or more banks, the commitment(s) of any such bank or banks thereunder shall, for such period as the same shall remain in effect, correspondingly reduce the amount of Entergy's commitment hereunder (the amount of Entergy's commitment hereunder as from time to time in effect being hereinafter referred to as the "Commitment"). Borrowings hereunder shall be in addition to borrowings by SFI from time to time through the Entergy System Money Pool or through such other financing arrangements as may be entered into by SFI."

     (b) The Loan Agreement is hereby further amended by restating the third sentence of Paragraph 2 thereof to read as follows:

          "The Note shall (i) be payable to the order of Entergy,
          (ii)  be  dated  the Second Amendment  Effective  Date,
          (iii)  be  stated to mature on November 30,  2001,  and
          (iv) bear interest as provided in paragraph 3 hereof."

II.  Issuance of New Note.

          On the Second Amendment Effective Date, SFI will execute and deliver to Entergy a note in the form annexed hereto as Exhibit A, and the Note dated November 30, 1996 shall be deemed replaced and superseded thereby. Thereafter such new Note will evidence the borrowings of SFI from Entergy under the Loan Agreement as amended hereby.

III. Miscellaneous.

     (a) Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect in accordance with the provisions thereof.

     (b) This Amendment No. 2 shall be construed in accordance with and governed by the laws of the State of Louisiana.

          IN WITNESS WHEREOF, the parties hereof have executed this Amendment as of the date and year first above written.


                                   SYSTEM FUELS, INC.


                                   By: /s/ Mary Ann Valladares
                                       Name: Mary Ann Valladares
                                       Title: Assistant Treasurer


                                   ENTERGY CORPORATION


                                   By: /s/ Steven C. McNeal
                                         Name: Steven C. McNeal
                                         Title:VP & Treasurer

                                                        EXHIBIT A

                          FORM OF NOTE


$200,000,000                                       March 30, 2001
                                           New Orleans, Louisiana


          FOR VALUE RECEIVED, SYSTEM FUELS, INC. ("SFI") promises to pay to the order of ENTERGY CORPORATION ("Entergy"), on November 30, 2001 at its office located at 639 Loyola Avenue, New Orleans, Louisiana 70113, in lawful money of the United States of America, the principal amount of Two Hundred Million Dollars ($200,000,000) or, if less, the aggregate unpaid principal amount of all loans made by Entergy to SFI pursuant to the Loan Agreement referred to below, and to pay interest in like money at said office on the unpaid principal amount hereof from the date hereof, payable quarterly in arrears on the first business day of each April, July, October and January, commencing on July 1, 2001, and upon termination of the loan commitment under said Loan Agreement, at a rate per annum equal from time to time to the WSJ Rate as defined in said Loan Agreement.

          This Note is the Note referred to in Amendment No. 2, dated as of March 30, 2001 ("Amendment No. 2"), to the Loan Agreement, dated as of March 21, 1994 ("Loan Agreement"), between SFI and Entergy, and is entitled to the benefits and subject to the provisions thereof.

          All loans made by Entergy to SFI pursuant to the Loan Agreement, and all payments made on the account of the principal hereof, shall be recorded by Entergy on a schedule which by this reference is incorporated herein and made a part of this Note.

          The unpaid principal amount of this Note may be prepaid, in whole at any time or in part from time to time, without premium or penalty, and is subject to mandatory prepayment under the circumstances and to the extent set forth in the Loan Agreement.

          Upon the occurrence of a default as specified in the Loan Agreement, the principal amount then remaining unpaid on this Note, and accrued interest thereon, may be declared to be immediately due and payable as provided in the Loan Agreement.

          This Note shall be governed by, and construed in accordance with, the laws of the State of Louisiana.

                                   SYSTEM FUELS, INC.


                                   By: /s/ Mary Ann Valladares
                                       Name: Mary Ann Valladares
                                       Title: Assistant Treasurer